Exhibit 23.3

May 25, 2007

Merrion Pharmaceuticals Limited

Biotechnology Building

Trinity College Dublin

Dublin 2, Ireland

Re:     Registration Statement On Form F-1

Ladies and Gentlemen:

We have examined the Amendment No. 1 to the Registration Statement on Form F-1 filed by you with the Securities and Exchange Commission (“SEC”) on May 25, 2007 (as such may be further amended or supplemented, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to             shares in the form of ordinary shares or American Depositary Shares.

We consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

BCM HANBY WALLACE, SOLICITORS

/s/ BCM Hanby Wallace, Solicitors